Exhibit 10.1

Mercury Computer Systems, Inc.

Compensation Policy for Non-Employee Directors

Objective

It is the objective of Mercury to compensate non-employee directors in a manner which will enable recruitment and retention of highly qualified directors and fairly compensate them for their services as a director.

Cash Compensation (effective October 1, 2006)

Annual retainer for non-employee directors:	$55,000 per annum, paid quarterly

Additional annual retainers:

(a) Lead Director:	$15,000 per annum, paid quarterly

(b) Chairman of the Audit Committee:	$15,000 per annum, paid quarterly

(c) Chairman of the Compensation Committee:	$12,000 per annum, paid quarterly

(d) Chairman of the Nominating and Governance Committee:	$6,000 per annum, paid quarterly

Directors are entitled to be reimbursed for their reasonable expenses incurred in connection with attendance at Board and committee meetings.

Quarterly retainer payments shall be paid in arrears within 30 days following the end of each quarter, with the first payments under this policy to be made in January 2007 with respect to service during the quarter ended December 31, 2006.

Equity Compensation

New non-employee directors will be granted stock options to purchase 30,000 shares of common stock in connection with their first election to the Board. These awards will vest as to 50% of the covered shares on each of the first two anniversaries of the date of grant, and will expire on the tenth anniversary of the date of grant.

Non-employee directors may also receive annual stock option awards at the discretion of the Compensation Committee. Beginning with fiscal year 2007, non-employee directors will receive annual stock option awards covering 16,000 shares. These awards will vest as to 50% of the covered shares on the date of grant and as to the remaining covered shares on the first anniversary of the date of grant, and will expire on the tenth anniversary of the date of grant. Non-employee directors will not be eligible to receive the annual stock option award for the fiscal year in which they are first elected. Non-employee directors who are first elected to the Board during the first half of Company’s fiscal year will be eligible to receive the annual stock option award for the next fiscal year; otherwise, non-employee directors will not be eligible to receive their first annual stock option award until the second fiscal year following the fiscal year in which they are first elected to the Board.

Approved by the Board of Directors: September 29, 2006